                              MASTER LICENSE AGREEMENT

     THIS MASTER LICENSE AGREEMENT (this "AGREEMENT") is dated as of June 12, 1998 between Cytoclonal Pharmaceutics Inc., a Delaware corporation, having offices at 9000 Henry Hines Boulevard, Dallas, Texas 75235 ("CPI"), and Bristol-Myers Squibb Company, a Delaware corporation, having offices at Route 206 and Province Line Road, Princeton, New Jersey 08540 ("BMS").

                               PRELIMINARY STATEMENTS

     A. CPI has acquired a license to certain patents and technology relating to the use of microorganisms for the production of paclitaxel, other taxanes and other compounds pursuant to a license agreement dated as of June 10, 1993 between Research & Development Institute, Inc. ('"RDI") and CPI, as amended by amendments dated as of August 13, 1993, February 22, 1995 and May 27, 1998, respectively, and supplemented by letter dated March 31, 1998 from CPI to RDI (as so amended and supplemented, the "RDI/CPI LICENSE AGREEMENT").

     B. CPI has also acquired a license to certain patents and technology relating to the several genes coded for the enzymes involved in the biosynthesis of paclitaxel and other taxanes pursuant to a license agreement effective as of July 8, 1996 between The Washington State University Research Foundation ("WSURF") and CPI, as amended and restated in its entirety as of June 3, 1998 (as so amended and restated, "WSURF/CPI LICENSE AGREEMENT").

     C. BMS desires to obtain, and CPI desires to grant to BMS, a license under each of the RDI/CPI License Agreement and the WSURF/CPI License Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms shall those meanings set forth in this Section 1 unless the context dictates otherwise.

     1.1 "AFFILIATE", with respect to any Party, shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case, whether through the ownership of equity participation, voting securities or beneficial interests, by contract, by agreement, or otherwise.

     1.2 "APPLICABLE ROYALTY RATE" shall mean the percentage rate or rates at which BMS shall pay royalties to CPI hereunder, determined on a calendar year-by-calendar year basis, as follows:

          (a) Subject to Clause (c) below, with respect to using the RDI-Intellectual Property Rights to produce (i) paclitaxel to be commercialized as TAXOL-Registered Trademark- or another compound (which is not a Novel Taxane/BMS Compound) to be used by BMS, its Affiliates or its Sublicensees in commercialization as such without further chemical transformation into another compound, or (ii) baccatin III or a miscellaneous taxane mixture as a starting material for paclitaxel or any other compound (which is not a Novel Taxane/BMS Compound) ; or where the WSURF-Covered Product in question is (A) paclitaxel to be commercialized as TAXOL-Registered Trademark- or another compound (which is not a Novel Taxane/BMS Compound), in each case as a Direct WSURF-Covered Product, or (B) paclitaxel or any other compound (which is not a Novel Taxane/BMS Compound), as an Indirect WSURF-Covered Product, made from baccatin III or a mixture of miscellaneous taxanes produced by the WSURF Covered Cell Line in question:

               Portion of Annual Net Sales    "Pac/direct"    "Bac" or "TT"
               ---------------------------    ------------    -------------
                          [  ]                    [  ]            [  ]

                          [  ]                    [  ]            [  ]

                          [  ]                    [  ]            [  ]

                          [  ]                    [  ]            [  ]


     As used in the foregoing table, the terms ""Pac/direct", "Bac" and "TT" are as defined in Section 5.2(b) below.

          (b) Subject to Clause (c) below, with respect to (i) using the RDI-Intellectual Property Rights to produce any compound that is a Novel Taxane/BMS Compound or is produced using a Novel Taxane/BMS Compound As a starting material or (ii) any RDI-Licensed Product that is a Novel Taxane/BMS Compound or, as commercialized by BMS, its Affiliates or its Sublicensees, is produced using a Novel Taxane/BMS Compound as a starting material and in either case is produced otherwise than using the RDI-Intellectual Property Rights; or where the WSURF-Covered Product in question is a Novel Taxane/BMS Compound or is produced using a Novel Taxane/BMS Compound as a starting material:

               Portion of Annual Net Sales      "Direct"     "Indirect"
               ---------------------------      --------     ----------
                          [  ]                    [  ]          [  ]



                                       2


                          [  ]                    [  ]            [  ]

                          [  ]                    [  ]            [  ]

                          [  ]                    [  ]            [  ]


     As used in the foregoing table:

          "DIRECT" refers to where the RDI-Intellectual Property Rights are used to produce the Novel Taxane/BMS Compound in question which is used by BMS, its Affiliates or its Sublicensees in commercialization as such without further chemical transformation into a different compound or where the WSURF-Covered Product in question is a Direct WSURF-Covered Product.

          "INDIRECT" refers to where (i) the RDI-Intellectual Property Rights are used to produce (1) the Novel Taxane/BMS Compound in question which is subsequently chemically transformed into the product commercialized by BMS, its Affiliates or its Sublicensees or (2) a compound which is subsequently chemically transformed into the product (being the Novel Taxane/BMS Compound in question) commercialized by BMS, its Affiliates or its Sublicensees or (ii) the CPI-Covered Product in question is a Novel Taxane/BMS Compound or, as commercialized by BMS, its Affiliates or its Sublicensees, is produced using a Novel Taxane/BMS Compound as a starting material and in either case is produced otherwise than using the RDI-Intellectual Property Rights; or where (A) the WSURF-Covered Product in question is an Indirect WSURF-Covered Product or (B) the WSURF-Covered Product, as commercialized by BMS, its Affiliates or its Sublicensees, is produced otherwise than using a WSURF-Covered Cell Line.

          (c) In the event that the WSURF-Technology is incorporated into a cell line not covered by the RDI-Intellectual Property Rights which cell line is in-licensed by BMS otherwise than pursuant to this Agreement and from a party not an Affiliate of BMS (in which case a product produced by such cell line would be a WSURF-Covered Product but not an RDI-Licensed Product), the Applicable Royalty Rate for such WSURF-Covered Product shall be: (a) [ ] or
(b)[  ], whichever is higher, where

     A = the Applicable Royalty Rate as otherwise determined in accordance with Clause (a) or (b) above, as the case may be

     B = the royalty rate at which BMS is required to pay royalties otherwise than pursuant to this Agreement in respect of such WSURF-Covered Product.

For the avoidance of doubt, there shall be no stacking of royalties that would otherwise result from Clauses (a) and (b) above both applying to the same product (in any such case, Clause (b) shall control and supersede Clause (a)); and, in each of the two tables above, the amounts under the heading ""Portion of Annual Net Sales" refer to only the amounts of Net Sales of the particular product in question (for example, only Net Sales of TAXOL-Registered Trademark- containing paclitaxel made by BMS using the RDI-Intellectual Property Rights (as a direct fermentation product) are used to determine the Applicable Royalty Rate under the heading "Pac/Direct" in Clause (a) above).

     1.3 "CONFIDENTIAL INFORMATION" shall mean the collection of technical information included in the Other Licensed Property or technical information of BMS, all information required to be kept confidential by CPI pursuant to the terms of the RDI/CPI License Agreement or the WSURF/CPI License Agreement, and confidential non-public information concerning BMS's or CPI's business plans, strategy and the like. All information which shall be disclosed in confidence by the disclosing party to the receiving party, and which affords a competitive advantage to the disclosing party or its Affiliates, shall be presumed to be Confidential Information, even though limited portions of such technical information may be in the public domain.

          The following information shall be excluded from the definition of Confidential Information: (a) information which the receiving party demonstrates was in the receiving party's possession in written or other tangible form prior to any disclosure; (b) information which the receiving party demonstrates was received from a Third Party which Third Party did not obtain the same, directly or indirectly, from the disclosing party; (c) information which is independently discovered or invented by personnel of a party who do not have direct or indirect access to the information provided to that party by the other party; or
(d) from the time it becomes so known, any information which the receiving party demonstrates was in or subsequently enters the public domain.

     1.4 "CPI-COVERED PRODUCTS" shall mean any product of BMS, its Affiliates or its Sublicensee that constitutes an RDI-Licensed Product or a WSURF-Covered Product, or both.

     1.5 "DIRECT WSURF-COVERED PRODUCTS" shall have the same meaning as ascribed to the term "Direct Covered Products" in the WSURF Sublicense Agreement.

     1.6 "EFFECTIVE DATE" shall mean the date first above written as the date of this Agreement.

     1.7 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

     1.8 "FIRST COMMERCIAL SALE" shall mean, in each country in the Territory, the date that a CPI-Covered Product is first sold, marketed or publicly made available for sale. A CPI-Covered Product distributed or used for clinical trials or experimental purposes only shall not be considered sold, marketed or made publicly available and shall not establish the First Commercial Sale.

     1.9  "IMPROVEMENTS" shall have the meaning set forth in Section 4.3(e).

     1.10 "INDIRECT WSURF-COVERED PRODUCTS" shall have the same meaning as ascribed to the term "Indirect Covered Products" in the WSURF Sublicense Agreement.

     1.11 "LICENSED CELL LINES" shall have the meaning set forth in Section 4.3(b).

     1.12 "LICENSED CPI-TECHNOLOGY" shall have the meaning set forth in Section 4.3(d).

     1.13 "LICENSED GENE MATERIALS" shall have the meaning set forth in Section 4.3(c).

     1.14 "NET SALES" shall mean the gross revenues received by BMS, its Affiliates or its Sublicensees for CPI-Covered Products sold less the sum of the following deductions, where applicable: sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; allowances, credits, chargebacks and refunds to non-affiliated third parties because of rejections, returns or price reduction of product; freight costs and insurance charges on shipments to customers included in invoiced amounts; and rebates and price reductions/adjustments required by law, regulations or contract. In the case of rebates and price reductions/adjustments required by contract, the same shall not be deductible to the extent that the contract in question is between Affiliates or related companies or the price concessions in question are given in connection with the marketing/sales of other product or products such as in the case of "bundling" of products.

     1.15 "NEW CPI-TECHNOLOGY" shall mean, to the extent that they are not already included under the RDI-Intellectual Property Rights, the WSURF-Technology or the other Licensed Property, and regardless of whether or not the same may be covered by any patent or patentable: (a) any process, method or material relating to the production of paclitaxel or other taxanes, including, without limitation, any plant cell line created by WSU; (b) any theretofore unknown non-taxane compound having anticancer (therapeutic or prophylactic) utility isolated from microbial fermentation as a natural product; and (c) all knowhow, data and other enabling information relevant to the process, method, material or non-taxane compound referred to in Clause
(a) or (b) above, in each case owned or controlled by CPI, now or in the future.

     1.16 "NOVEL BMS COMPOUND FROM COVERED CELL LINE" shall the meaning ascribed to that term in the RDI-Sublicense Agreement.

     1.17 "NOVEL BMS COMPOUND FROM FERMENTATION" shall have the meaning ascribed to that term in the RDI-Sublicense Agreement.

     1.18 "NOVEL TAXANE/BMS COMPOUND" shall mean, in singular form, a Novel Taxane from Fermentation, Novel Taxane from Covered Cell Line, Novel BMS Compound from Fermentation or Novel BMS Compound from Covered Cell Line and, in plural form, any combination of Novel Taxanes from Fermentation, Novel Taxanes from Covered Cell Line,

Novel BMS Compounds from Fermentation and/or Novel BMS Compounds from Covered Cell Line, collectively.

     1.19 "NOVEL TAXANE FROM COVERED CELL LINE" shall have the meaning ascribed to that term in the RDI-Sublicense Agreement.

     1.20 "NOVEL TAXANE FROM FERMENTATION" shall have the meaning ascribed to that term in the RDI-Sublicense Agreement.

     1.21 "OTHER LICENSED PROPERTY" shall mean, collectively, the Licensed Cell Lines, the Licensed Gene Materials, the Novel Taxanes from Fermentation, the Novel Taxanes from Covered Cell Line, the Licensed CPI-Technology and the Improvements, together with all patent rights pertaining thereto, to the extent that such patent rights are not already part of the RDI-Intellectual Property Rights or the WSURF-Technology.

     1.22 "PARTY" shall mean CPI or BMS and, when used in the plural, shall mean CPI and BMS.

     1.23 "PERSON" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof, or any organization which can exercise independent legal standing.

     1.24 "RDI-INTELLECTUAL PROPERTY RIGHTS" shall have the same meaning as ascribed to the term "Intellectual Property Rights" in the RDI-Sublicense Agreement.

     1.25 "RDI-LICENSED PRODUCTS" shall have the same meaning as ascribed to the term "Licensed Products" in the RDI Sublicense Agreement.

     1.26 "RDI-SUBLICENSE AGREEMENT" shall have the meaning set forth in Section 4.1.

     1.27 "WSURF-COVERED CELL LINES" shall have the same meaning as ascribed to the term "Covered Cell Lines" in the WSURF Sublicense Agreement.

     1.28 "WSURF-COVERED PRODUCTS" shall have the same meaning as ascribed to the term "Covered Products" in the WSURF Sublicense Agreement.

     1.29 "WSURF-SUBLICENSE AGREEMENT" shall have the meaning set forth in
Section 4.2.

     1.30 "WSURF-TECHNOLOGY" shall have the same meaning as ascribed to the term "Technology" in the WSURF Sublicense Agreement.

     1.31 "SUBLICENSEE" shall mean any non-Affiliate Third Party who is granted sublicense rights by BMS pursuant to this Agreement, the RDI-Sublicense Agreement or the WSURF-Sublicense Agreement.

     1.32 "TERRITORY" shall mean the entire world.

     1.33 "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

2.   REPRESENTATIONS AND WARRANTIES.

     2.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

     2.2 REPRESENTATIONS AND WARRANTIES OF CPI. CPI he represents and warrants to BMS that:

          (a) Each of the RDI/CPI License Agreement and the WSURF/CPI License Agreement is in full force and effect; CPI has complied with all provisions of each such agreement; there does not exist any event of default with respect to CPI under any said agreement which, after notice or lapse of time or both, would constitute an event of default with respect to CPI under said agreement; and CPI has no knowledge of any breach or anticipated breach by any other party to any said agreement;

          (b) CPI has all consents necessary to grant the rights and licenses granted to BMS under this Agreement;

          (c) Without having conducted any investigation, to the best of CPI's knowledge, all of the patents constituting part of the RDI-Intellectual Property Rights or the WSURF-Technology in existence on the Effective Date are valid and enforceable and have been maintained to date; and

          (d) CPI has not entered into any agreement with any Third Party which is in conflict with the rights granted to BMS pursuant to this Agreement.

3.   PRODUCT DEVELOPMENT.

     3.1  DEVELOPMENT BY BMS.

          (a) BMS shall use commercially reasonable efforts to develop, and where appropriate to obtain legal and regulatory approval for, the RDI-Intellectual Property Rights, the WSURF-Technology and the Other Licensed Property with a view to using the same, either alone or in combination with each other or with other technologies, for the commercial production of taxanes and other compounds, as applicable, to be used as the active ingredients in BMS's products.

          (b) BMS shall use commercially reasonable efforts to market and sell each CPI-Covered Product in each country in the Territory as soon as practicable following receipt of all governmental approvals in such country necessary therefor.

     3.2  SPONSORED RESEARCH AND DEVELOPMENT.

          (a) BMS agrees to provide funding to CPI in the amount of [ ], at the rate of [ ] per each 12-month period, to enable CPI to continue research and development. To that end, the Parties have concurrently with the execution of this Agreement, entered into a sponsored research agreement (the "Research Agreement") containing a mutually agreed outline of research description and resource allocation. A portion of the sponsored research and development activities may be undertaken by, and accordingly a portion of the BMS funding may be paid over by CPI to, MSU and/or WSU.

          (b) BMS's funding of CPI's research and development activities will be subject to extension beyond the initial [ ] 12-month periods as and if mutually agreed by the Parties.

          (c) BMS's funding commitment under this Section 3.2 shall survive any termination of this Agreement pursuant to Section 12.3, unless such termination occurred by reason of failure by CPI to comply with any of the material obligations on its part contained in this Agreement.

4.   GRANT OF RIGHTS.

     4.1  GRANT OF SUBLICENSE UNDER RDI/CPI LICENSE AGREEMENT. Subject to
Section 4.5 below, CPI grants to BMS an exclusive sublicense, under the RDI/CPI License Agreement, pursuant to the terms and conditions set forth in the Sublicense Agreement by and between BMS and CPI, dated as of May 27, 1998 (the "RDI-SUBLICENSE AGREEMENT").

     4.2  GRANT OF SUBLICENSE UNDER WSURF/CPI LICENSE AGREEMENT. Subject to
Section 4.5 below, CPI grants to BMS an exclusive sublicense, under the WSURF/CPI License

Agreement, pursuant to the terms and conditions set forth in the Sublicense Agreement by and between BMS and CPI, dated as of May 19, 1998 (the "WSURF-SUBLICENSE AGREEMENT").

     4.3  OTHER LICENSED PROPERTY.

          (a) Subject to Section 4.5 below, CPI hereby grants to BMS an exclusive, worldwide license, under the Other Licensed Property to make, have made, use and sell CPI-Covered Products and otherwise to use the Other Licensed Property to make, have made, use and sell human and animal health care products.

          (b) For purposes of this Agreement, "LICENSED CELL LINES" means, collectively, the cells lines listed on SCHEDULE 4.3(b) hereto and all other paclitaxel and other taxane-producing microbial cell lines in CPI's possession now or in the future. CPI shall from time to time promptly provide BMS with suspension (or another form, if appropriate) culture samples of any Licensed Cell Line or Improvement thereto that is then in its possession, or use its best efforts to obtain such samples from RDI and Montana State University ("MSU"), in each case as BMS shall reasonably request.

          (c) For purposes of this Agreement, "LICENSED GENE MATERIALS" means, collectively, the structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, plasmids, transformed cell lines, proteins, biological modifiers, antigens and antibodies relating to the enzymes listed on
SCHEDULE 4.3(c) hereto and all other such types of materials relating to the biosynthesis of paclitaxel and other taxanes, including those relating to other enzymes, in CPI's possession now or in the future. CPI shall from time to time promptly provide BMS with samples, in an appropriate form, of any Licensed Gene Material or Improvement thereto that is then in its possession, or use its best efforts to obtain such samples from WSURF and Washington State University ("WSU"), in each case as BMS shall reasonably request.

          (d) For purposes of this Agreement, "LICENSED CPI-TECHNOLOGY" means, collectively, regardless of whether or not the same may be covered by any patent or patentable, (i) the process and method of using microbial fermentation, including the use of any Licensed Cell Line, including any WSURF-Covered Cell Line or any other cell line constituting an Improvement, to produce paclitaxel or any other taxane (including the use thereof as an intermediate or precursor for the production of other chemical entities); (ii) the process and method of using any Licensed Gene Material or any other genetic material constituting an Improvement to produce a WSURF-Covered Cell Line; and (iii) all such know-how, data and other enabling information in CPI's possession now or in the future as are relevant to such processes and methods or otherwise relevant to BMS's development and use of microbial fermentation for the production of paclitaxel or other taxanes, including the use of any Licensed Cell Line or WSURF-COVERED Cell Line, as contemplated hereby, including, without limitation, those pertaining to cell preservation, stability, propagation, production media and genetic engineering to create WSURF-Covered Cell Lines and other conditions, use of growth regulators and promoters and technology for the enhancement of paclitaxel or other taxane production. CPI shall promptly transfer to BMS all know-how, data and enabling information includable under the Licensed CPI-Technology or any Improvement thereto and use its best efforts to obtain the same from RDI and MSU or WSURF and WSU, as the case may be, in each case as BMS shall reasonably request.

          (e) For purposes of this Agreement, "IMPROVEMENTS" means, collectively, regardless of whether the same may be covered by any patent or patentable, (A) with respect to any Licensed Cell Line or WSURF-Covered Cell
Line: (i) all improved, enhanced or otherwise modified forms of, and other improvements to, such Licensed Cell Line by whatsoever means accomplished (including by way of artificial genetic manipulation, natural genetic mutation and alternative cell screening and selection method); (ii) all progeny and derivatives of such Licensed Cell Line or WSURF-Covered Cell Line; and (iii) all DNA sequences derived from such Licensed Cell Line, WSURF-Covered Cell Line or any of the items referred to in clause (i) or (ii) above; (B) with respect to any Licensed Gene Material: (i) all improved, enhanced or otherwise modified forms of, and other improvements to, such Licensed Gene Material by whatsoever means accomplished (including by way of artificial enzymatic or chemical manipulation, natural genetic mutation and alternative cell screening and selection method); and (ii) all progeny and derivatives of such Licensed Gene Material; and (C) with respect to the Licensed CPI-Technology, all improvements, enhancements and other modifications to the know-how, data and other enabling information constituting Licensed CPI-Technology, in each case (A), (B) and (C) as the same may hereafter be developed or otherwise become owned or controlled by CPI. For the purpose of effectuating BMS's right to any Improvement, CPI shall from time to time, promptly upon its knowing the same, notify BMS of any fact or circumstance that may tend to suggest the existence of any Improvement.

          (f) For purposes of ensuring the transfer of the Other Licensed Property to BMS and assisting BMS in its development and application of the Other Licensed Property, CPI-shall, upon reasonable request of BMS, make available its technical personnel for consultation and other technical assistance and shall use its best efforts to cause RDI and MSU or WSURF and WSU, as the case may be, to provide like consultation and assistance. BMS shall reimburse CPI's, together with such other parties' reasonable out-of-pocket expenses in connection with such consultation and assistance.

     4.4  SUBLICENSE RIGHTS.

          (a) BMS shall have the right to grant sublicenses to its Affiliates, provided that BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any CPI-Covered Products by its Affiliates and their compliance with all applicable terms of this Agreement.

          (b) BMS shall have the right to grant sublicenses to Sublicensees, provided that BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any CPI-Covered Products by its Sublicensees and their compliance with all applicable terms of this Agreement.

     4.5 RESERVATION OF RIGHTS BY CPI. CPI may continue to pursue research and development, either on its own or in collaboration with BMS, MSU and/or WSU, but not with any other Third Party, in the field of microbial fermentation production of paclitaxel and other taxanes. More specifically, CPI shall retain the right to use the Other Licensed Property to make paclitaxel and other taxanes solely in pursuit of further research and development with respect to the Other Licensed Property and otherwise for non-commercial internal research and development purposes. CPI shall not be entitled to, and shall not, assign or sublicense such right to any Third Party. For the avoidance of doubt, CPI shall not be entitled to, and shall not, transfer any WSURF-Covered Cell Line, Licensed Cell Line or cell line constituting Improvement to any Third Party, nor shall CPI use the same, or any part of the RDI-Intellectual Property Rights, the WSURF-Technology or the Other Licensed Property, for the benefit of any Third Party; and CPI retains all rights to its technologies and intellectual property rights that are not covered by this Agreement.

5.   UP-FRONT; MILESTONE AND ROYALTY PAYMENTS.

     5.1 UP-FRONT FEE. As consideration to CPI for the grant of the sublicenses to BMS pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement and the license hereunder to the Other Licensed Property, BMS shall pay to CPI the sum of [ ], reduced by the sum of the up-front fees being made by BMS to CPI pursuant to Article III.A(1) of the RDI-Sublicense Agreement and Paragraph 3.1(a) of the WSURF Sublicense Agreement. Such up-front fee shall be paid within ten (10) business days of the execution of this Agreement by both Parties. Such sum shall be non-refundable.

     5.2 MILESTONE PAYMENTS. As consideration to CPI for the sublicenses to BMS pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement and the license hereunder to the Other Licensed Property, BMS shall pay to CPI the following milestone payments upon the occurrence of each event set forth below:

          (a) [ ] upon BMS's attainment, using a fungal strain furnished by CPI, of production level of not less than [ ] of paclitaxel, reduced by the sum of the corresponding payment being made by BMS to CPI pursuant to Article III.A(2) of the RDI Sublicense Agreement;

          (b) the following amount or amounts, as applicable, depending on the attainable productivity and the actual primary products being pursued by BMS, in each case reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.A(3) of the RDI-Sublicense Agreement and Paragraph 3.1(b) of the WSURF-Sublicense Agreement:

                                       Productivity in mg/1
                              -------------------------------------
      Milestone Payment       "Pac/Direct"      "Bac"         "TT"
      -----------------       ------------      -----         ----
           [  ]                   [  ]          [  ]          [  ]

           [  ]                   [  ]          [  ]          [  ]


     As used in the foregoing table:

          Productivity refers to commercially feasible production, using the RDI-Intellectual Property Rights, or using a WSURF-Covered Cell Line, of the product or products in question, of (i) the Direct WSURF-Covered Product in question or (ii) the compound or compounds which are subsequently converted into the Indirect WSURF-Covered Product in question, in each case with fermentation time per production cycle of not more than [ ].

          "PAC/DIRECT" refers to where the primary fermentation product is paclitaxel or another product which is used by BMS in commercialization as such without further chemical transformation into a different compound or the primary product produced by the WSURF-Covered Cell Line in question is a Direct WSURF-Covered Product.

          "BAC" refers to where the primary fermentation product is baccatin III used by BMS, its Affiliates or its Sublicensees as a starting material for the final commercial product or the primary product produced by the WSURF-Covered Cell Line in question is baccatin III used by BMS, its Affiliates or its Sublicensees as a starting material for the Indirect WSURF-Covered Product in question.

          "TT" refers to where the primary fermentation product from using the RDI-Intellectual Property Rights is a mixture of miscellaneous taxanes used by BMS, its Affiliates or its Sublicensees as starting materials for the final commercial product or the primary product produced by the WSURF-Covered Cell Line in question is the mixture of miscellaneous taxanes used by BMS, its Affiliates or its Sublicensees as starting materials for the Indirect WSURF-Covered Product in question.

For the avoidance of doubt: (1) it shall not be implied that BMS is required, or otherwise intends, to pursue more than one of the "Pac/direct," "Bac" and "TT" alternatives; however, the milestone payments in respect of the two different levels of productivity, if attained, are cumulative); (2) each milestone payment shall be payable only once regardless of the number of times the same development milestone has been achieved using different cell lines; and (3) should BMS in fact be pursuing different primary products using a single cell line, the different milestone payments pertaining to each such different primary product shall become applicable.

          (c) [ ] (in each case reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.A(4) of the RDI-Sublicense Agreement and Paragraph 3.1(c) of the WSURF-Sublicense Agreement) upon the FDA's approval of a Supplemental New Drug Application (hereinafter called "SNDA") for using, or in the case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane/BMS Compound) a New Drug Application (including an Abbreviated New Drug Application, hereinafter called "NDA") that embodies the use of, (i) the RDI-INTELLECTUAL Property Rights for the commercial production of paclitaxel as the active ingredient in BMS's product TAXOL-Registered Trademark- or such other product or (ii) the use of, a WSURF-Covered Cell Line for the commercial production of paclitaxel as the active ingredient in BMS's product TAXOL-Registered Trademark- or such other product, in each case as a Direct WSURF-Covered Product;

          (d) [ ] (in each case reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.A(5) of the RDI-Sublicense Agreement and Paragraph 3.1(d) of the WSURF-Sublicense Agreement) upon the FDA's approval of an SNDA for using, or in the case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane/BMS Compound) an NDA that embodies the use of, (i) the RDI-Intellectual Property Rights for commercial production of baccatin III to serve as a starting material for TAXOL-Registered Trademark- or such other product, as the case may be, or (ii) a WSURF-Covered Cell Line for the commercial production of baccatin III to serve as a starting material for TAXOL-Registered Trademark- or such other product, as the case may be, as an Indirect WSURF-Covered Product;

          Clause (c) above and this Clause (d), together, shall not imply that BMS is required, or otherwise intends, to pursue both alternatives.

          (e) [ ] (in each case reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.A(5) of the RDI-Sublicense Agreement and Paragraph 3.1(d) of the WSURF-Sublicense Agreement) upon the FDA's approval of an Investigational New Drug Application covering a Novel Taxane/BMS Compound; and

          (f) [ ] (in each case reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.A(6) of the RDI-Sublicense Agreement and Paragraph 3.1(e) of the WSURF-Sublicense Agreement) upon the FDA's approval of a NDA covering a Novel Taxane/BMS Compound.

          Each of the payments required pursuant to this Section 5.2 shall be paid within 30 days after such milestone has been achieved, and shall be non-refundable.

     5.3 EARNED ROYALTY PAYMENTS. As consideration to CPI for the sublicenses to BMS pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement and the license hereunder to the Other Licensed Property, during the term of this Agreement, BMS shall pay to CPI a royalty on Net Sales of any CPI-Covered Product commencing on the First Commercial Sale of such CPI-Covered Product by BMS, its Affiliates or its Sublicensees at the

Applicable Royalty Rate, reduced by the sum of the corresponding payments being made by BMS to CPI pursuant to Article III.C of the RDI-Sublicense Agreement and Paragraph 3.1(g) of the WSURF-Sublicense Agreement.

     5.4 MINIMUM ROYALTIES. In consideration of the maintenance of the sublicenses to BMS pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement and the license hereunder to the other Licensed Property, from and after BMS attains a commercially feasible production level of at least [ ] of paclitaxel using the RDI-Intellectual Property Rights and/or a WSURF-Covered Cell Line, BMS shall pay CPI a minimum royalty of [ ] (reduced by the corresponding payments being made by BMS to CPI pursuant to Article III.B of the RDI-Sublicense Agreement) per each consecutive 12-month period, which shall be payable within 30 days of the initial attainment of such production level and subsequently within 30 days of each anniversary of such attainment. The minimum royalties paid under this
Section 5.4 shall not be refundable, but shall be fully creditable towards current and future earned royalties under Section 5.3 above.

     5.5 SHARING OF FEES FROM SUBLICENSEES. BMS shall promptly pay over to CPI [ ] of whatever license fee or milestone payments that it receives from any Sublicensee on account of its sublicensing of the RDI-Intellectual Property Rights, the WSURF-Technology or both.

     5.6  NO STACKING. The obligation to pay royalties to CPI under this
Section 5 is imposed only once with respect to the same unit of CPI-Covered Product regardless of the extent to which the RDI-Intellectual Property Rights, the WSURF-Technology and/or the Other Licensed Property cover the product in question.

     5.7 AMOUNTS PAID TO PRIMARY LICENSORS. This Agreement provides that each up-front, milestone or royalty payment due CPI hereunder shall be net of the amounts of the corresponding payments to CPI pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement. Such crediting of the amount paid under either the RDI-Sublicense Agreement or the WSURF-Sublicense Agreement against the amount of the corresponding payment under this Agreement shall continue to be in effect even if at that time the RDI-Sublicense Agreement has been assumed by RDI in place of CPI or the WSURF-Sublicense Agreement has been assumed by WSURF in place of CPI, as the case may be.

6.   PAYMENTS AND REPORTS.

     6.1 REPORTS; PAYMENTS. Except as otherwise specifically provided in this Agreement, all payments due under this Agreement shall be paid quarterly within 50 days after the end of each calendar quarter. Each such payment for earned royalties shall be accompanied by a statement, CPI-Covered Product-by-CPI-Covered Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales.

     6.2 MODE OF PAYMENT. All payments due under this Agreement shall be paid by wire transfer of funds to an account at CPI's designated bank in the United States, and shall be paid in U.S. Dollars, calculated at BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS's local Affiliates.

     6.3 WITHHOLDING TAX. Any and all withholding taxes or similar charges imposed by any government on amounts due from BMS, its Affiliates or its Sublicensees will be deducted from the amounts due CPI, will be paid by the payer to the proper taxing authority, and proof of payment of said tax will be secured and sent to CPI as evidence of such payment.

     6.4 RECORDS RETENTION. BMS and its Affiliates and Sublicensees shall keep accurate records of all operations affecting payments hereunder, and shall permit CPI or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than 3 years thereafter.

     6.5 AUDIT REQUEST. At the request and expense of CPI, BMS and its Affiliates and Sublicensees-shall permit an independent, certified public accounting firm appointed by CPI and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain all information as to Net Sales and the royalties payable for any calendar quarter. Such accounting firm shall not disclose to CPI any information other than information relating to said reports, royalties and payments. Results of any such examination shall be made available to both Parties.

     6.6 COST OF AUDIT. CPI shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates or its Sublicensees, it is shown that BMS's payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after CPI's demand therefor. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent of the payments actually made during the period in question, BMS shall also reimburse CPI for the costs of such audit in addition to the payment required to be made to eliminate any discrepancy.

7.   INDEMNIFICATION.

     7.1  INDEMNIFICATION.

          (a) CPI shall defend, indemnify and hold BMS and its Affiliates and Sublicensees, and each of their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of Third Party claims or suits resulting from a breach of CPI's representations and warranties set forth in Section 2.

          (b) BMS shall defend, indemnify and hold CPI, its Affiliates, and their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of: (i) Third Party claims or suits resulting from
(1) a breach of BMS's representations and warranties set forth in Section 2,
(2) the manufacture, packaging, use, sale, rental or lease of CPI-Covered Products or (3) the use of the RDI-Intellectual Property Rights, the WSURF-Technology or the Other Licensed Property by BMS, its Affiliates or its Sublicensees.

     7.2 CONDITIONS TO INDEMNIFICATION. A person or entity that intends to claim indemnification under Section 7.1 (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in Section 7.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under
Section 7.1, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under Section 7.1. The Indemnitee under Section 7.1, its officers, directors, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

8.   PATENT PROSECUTION AND MAINTENANCE.

     8.1 CERTAIN PATENTABLE INVENTIONS. CPI shall promptly inform BMS of any patentable invention discovered, conceived or reduced to practice by CPI that may constitute a part of the Other Licensed Property. CPI shall diligently prosecute and maintain all patent applications (including, without limitation, such patent applications in such countries as BMS may request) and patents. CPI shall provide BMS with copies of all relevant documentation so that BMS will be given an opportunity in advance to provide reasonable comments thereon and may otherwise be informed and apprised of the prosecution. BMS agrees to keep such documentation confidential. BMS shall promptly upon CPI's presentment of invoice reimburse CPI for all related costs of patent preparation, filing and maintenance incurred by CPI from and after the date hereof with respect to the Other Licensed Property.

     8.2 TRADE SECRET PROTECTION. Recognizing that proprietary rights and interests in certain aspects of the technology in the field may be better protected by way of trade secrets or other legal doctrines rather than by patents, the Parties agree to consult with each other, on a case-by-case basis, with a view to arriving at a consensus as to whether to file, or to withdraw after filing, a patent application.

     8.3 PATENT EXTENSION. Either Party shall be entitled to apply for an extension of the term of any patent included within the Other Licensed Property if appropriate under any applicable law in any jurisdiction. If a Party decides to apply for said extension, it shall notify the other Party, who shall cooperate by supplying all documents in its possession and signing all papers which may be necessary to apply for said extension. The Party applying for said extension shall not be liable to the other Party for any failure to obtain said extension.

9.   PATENT ENFORCEMENT.

     9.1 OTHER LICENSED PROPERTY. For the avoidance of doubt, the provisions of this Section 9 govern with respect to any matter only to the extent that such matter is not governed by Article IX of the RDI-Sublicense Agreement or
Article VII of the WSURF-Sublicense Agreement.

     9.2  THIRD PARTY INFRINGEMENT.

          (a) In the event of any infringement by a Third Party of any aspect of the Other Licensed Property, BMS shall have the first right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies and reliefs (collectively, "REMEDIES") against such Third Party. Should BMS determine not to pursue Remedies within 180 days after written notice from CPI requesting BMS to do so, then CPI shall have the right (but not the obligation) to pursue Remedies against such Third Party.

          (b) The Party pursuing Remedies shall bear its own costs and expenses and shall be entitled to retain all damages and other recoveries or awards. Such Party shall be entitled from any damages, awards or other recovery to cover its costs and expenses; any remaining balance shall be used to cover the costs and expenses, if any, of the other Party and then shared 75% to the Party pursuing Remedies and 25% to the other Party.

          (c) Each Party agrees to cooperate, at its own costs and expense, with the other in the latter's pursuit of Remedies. Any pursuit of Remedies will be controlled by the Party initiating the pursuit.

10.  CERTAIN RIGHT TO NEW CPI-TECHNOLOGY.

     10.1 RIGHT OF FIRST NEGOTIATION.

          (a) BMS shall have a right of first negotiation, during the term of this Agreement, to obtain from CPI an exclusive, worldwide, royalty-bearing license or sublicense, as applicable (with the right to grant sublicenses) to all or a part of any New CPI-Technology. Accordingly, CPI shall not license or sublicense any part of any New CPI-Technology without first complying with the provisions of Clauses (b) and (c) below.

          (b) A ninety (90) day negotiation period (the "Negotiation Period") shall commence upon CPI, reasonably believing that sufficient data exist for evaluating the New Technology in question, giving written notice to BMS to the effect of its intention to out-license such New CPI-Technology. If BMS exercises its right of first negotiation within thirty (30) days of receipt of such notice, the Parties shall promptly commence, and continue, negotiation in good faith with a view to entering into an agreement containing customary, commercially reasonable terms and conditions in implementation of an appropriate license, which terms and conditions may include those relating to product development plans and commitments. If BMS does not exercise its right of first negotiation within such thirty-day period by giving written notice to CPI, it shall have no further right under this Section 10.1 with respect to the New CPI-Technology in question.

          (c) In the event that the Parties fail to reach an agreement within the Negotiation Period, then (and only then) may CPI offer the New CPI-Technology in question to a Third Party, provided that, within the next eighteen (18) months, CPI may not conclude any transaction with any Third Party on terms less advantageous to CPI than those last offered to BMS without first offering such less advantageous terms to BMS. ANY OFFER SO MADE TO BMS SHALL BE SUFFICIENT IF IT DISCLOSES IN SUMMARY FASHION: (i) THE RIGHTS OF INTERESTS INVOLVED; (ii) THE DEGREE, IF ANY, TO WHICH THE LICENSE OR SUBLICENSE, AS THE CASE MAY BE, IS EXCLUSIVE; (iii) THE ROYALTIES OR OTHER CONSIDERATION TO BE PAID TO CPI; (iv) THE TERRITORIES COVERED; (v) THE TERMS OF ANY IMPROVEMENTS LICENSE OR IMPROVEMENTS BACKLICENSE; AND (v) THE TERM OF THE LICENSE OR SUBLICENSE, AS THE CASE MAY BE. BMS SHALL HAVE 45 DAYS FROM ITS RECEIPT THEREOF TO DETERMINE WHETHER IT WISHES TO ACCEPT SUCH OFFER.

11.  CONFIDENTIALITY AND NON-USE.

     11.1 NOTIFICATION. The Parties recognize the importance of the protection of inventions, discoveries and other developments by patent or under the doctrine of trade secrets. Consequently, any proposed publication by either Party of the same shall be subject to the provisions of this
Section 11. At least 60 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) or otherwise a summary of the contents of the proposed publication at least 40 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 40 days before the presentation is made.

     11.2 REVIEW OF PROPOSED PUBLICATIONS. The receiving Party will review the manuscript, abstract, summary, text or any other material provided under
Section 11.1 to determine if patentable subject matter is disclosed or if the publication would jeopardize any desirable trade secret claim. The reviewing Party will notify the publishing Party within 30 days of receipt of the proposed publication if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed or trade secret protection may be at stake, or if the reviewing Party, in good faith, believes Confidential Information or proprietary information is or may be disclosed.
If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the reviewing Party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90 day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 90 day period. If it is determined that trade secret protection is at stake, the publishing party shall eliminate from publication such materials as are reasonable to preserve trade secret protection. If it is determined in good faith by the reviewing Party that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure.

     11.3 CONFIDENTIALITY AND NON-USE; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter the receiving Party and its Affiliates and Sublicensees shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the other Party or its Affiliates or Sublicensees or developed under this Agreement.

     11.4 AUTHORIZED DISCLOSURE. Each Party may disclose the other's data and information, including Confidential Information, to its Affiliates, licensors and Sublicensees, and its and their officers, directors, employees and outside consultants, as reasonably necessary, and to others to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws and regulations, undertaking basic research with outside collaborators, conducting preclinical or clinical trials or pursuing product registrations provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information required to be disclosed.

12.  TERM; TERMINATION.

     12.1 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire, as to each CPI-Covered Product in each country in the Territory, upon the later to occur of: (a) 10 years from the First Commercial Sale of such CPI-Covered Product in such country; or (b) such time as neither the making, use nor sale at the time by BMS, its Affiliates or Sublicensees in such country of such CPI-Covered Product, without giving effect to the sublicenses pursuant to the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement and the license hereunder to the Other Licensed Property, would infringe any patent included in the RDI-Intellectual Property Rights, the WSURF-Technology or the Other Licensed Property, it being understood that the term "patent" shall include any patent that may issue upon any pending patent application being prosecuted diligently by or on behalf of RDI, WSURF or CPI, as the case may be. Following such expiration, on a country-by-country basis, BMS shall retain a paid-up, non-exclusive licenses as otherwise provided in Sections 4.1., 4.2 and 4.3. This Agreement shall expire in its entirety upon its expiration with respect to all CPI-Covered Products in all countries in the Territory as provided in the foregoing.

     12.2 BREACH. Failure by BMS to comply with any of the material obligations on its part contained in this Agreement shall entitle CPI to give notice to BMS specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60 day period, if BMS does not commence and diligently continue actions to cure such default), CPI shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this-Agreement by giving written notice to take effect immediately. The right to terminate this Agreement, as hereinabove provided, shall not be affected in any way by CPI's waiver or failure to take action with respect to any previous default.

     12.3 TERMINATION BY BMS.

          (a) BMS shall be entitled at any time, other than during the first six months following the date hereof, to terminate this Agreement in whole by giving notice in writing to CPI. Such termination shall be effective 90 days from the date of such notice. Upon such termination, each of the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement shall forthwith terminate, regardless of whether BMS has invoked its right to terminate such agreements pursuant to Article VI.A of the RDI-Sublicense Agreement and Paragraph 12.3 of the WSURF-Sublicense Agreement, respectively.

          (b) In the event that BMS terminates both the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement pursuant to Article VI.A of the RDI-Sublicense Agreement and Paragraph 12.3 of the WSURF-Sublicense Agreement, this Agreement shall forthwith terminate, regardless of whether BMS has invoked its right to terminate this Agreement pursuant to this
Section 12.3.

     12.4 EFFECT OF TERMINATION.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including, without limitation, BMS's continued obligation to make royalty payments, license fee payments and reports, if any, as provided in Sections 5 and 6 above. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 3.2, 7 and 11 shall survive termination or expiration.

     12.5 RIGHT TO SELL STOCK ON HAND. If BMS is not in material breach of this Agreement at the time of termination of this Agreement, then BMS, its Affiliates and its Sublicensees shall have the right for one year thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

     12.6 TERMINATION OF SUBLICENSES. Upon any termination of this Agreement, all sublicenses-granted by BMS under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 12.5 above.

     12.7 BANKRUPTCY.

          (a) Either Party may, by Notice to the other Party, terminate this Agreement as a whole if such other Party becomes insolvent, makes an assignment for the benefit of creditors, becomes the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such other party, or has a receiver or trustee appointed for all or substantially all of its property; provided, however, that, in the case of an involuntary bankruptcy proceeding, such right to terminate shall become effective only if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days following the filing thereof.

          (b) All rights and licenses granted under or pursuant to each of this Agreement, the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code ("TITLE 11"), licenses of rights to "intellectual property" as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies to the extent practicable of all such intellectual property. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against one party under Title 11, the other Party shall be entitled to a complete duplicate of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not already in the possession of such other Party, shall be promptly delivered to it (a) upon such other Party's written request following the commencement of such bankruptcy proceeding, unless the Party subject to such bankruptcy proceeding, or its trustee or receiver, elects to continue to perform all of its obligations under each of this Agreement, the RDI-Sublicense Agreement and the WSURF-Sublicense Agreement, or (b) if not delivered as provided under Clause (a) above, upon such other Party's request following the rejection of this Agreement, the RDI-Sublicense Agreement or the WSURF-Sublicense Agreement by-or on behalf of the Party subject to such bankruptcy proceeding.

13.  MISCELLANEOUS.

     13.1 RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     13.2 FORCE MAJEURE. Neither Party shall be liable to the other for loss or damages or shall have-any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Notwithstanding the foregoing, nothing in this Section 13.2 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

     13.3 ASSIGNMENT. Neither Party shall be entitled to assign its rights hereunder. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     13.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.5 NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered by messenger or express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

          (a)  In the case of CPI, to:

               Cytoclonal Pharmaceutics Inc.
               9000 Harry Hines Blvd., Suite 330
               Dallas, Texas 75235
               Attention: President

          (b)  In the case of BMS, to:

               Bristol-Myers Squibb Company
               Route 206 & Province Line Road
               Princeton, New Jersey 08540
               Attention: President, Technical Operations

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by messenger or express courier service, the date of receipt (in the case of personal delivery) or dispatch (in the case of courier service) shall be deemed to be the date on which such notice or request has been given.

     13.6 USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     13.7 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, neither Party shall issue any press release or make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that if either is required to file this Agreement with any governmental agency, such Party will redact the financial terms of this Agreement to the extent possible in order to keep the financial terms of this Agreement confidential to the extent permitted by law.

     13.8 COSTS AND EXPENSES. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party's obligations under this Agreement.

     13.9 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     13.10 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     13.11 AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     13.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

     13.13 ARBITRATION. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     13.14 ENTIRE AGREEMENT. This Agreement, together with the RDI-Sublicense Agreement, the WSURF-Sublicense Agreement, the side letter agreement dated May, 19, 1998 entered into among BMS, CPI and WSURF, the side letter agreement dated May 27, 1998 entered into among BMS, CPI and RDI and the Research Agreement, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     13.15 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

     13.16 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or Interpreting any of the provisions of this, Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.

                              CYTOCLONAL PHARMACEUTICS INC.


                              By:  /s/ ARTHUR P. BOLLON
                                 ---------------------------------
                                   Arthur P. Bollon, Ph.D.
                                   President and CEO


                              BRISTOL-MEYERS SQUIBB COMPANY


                              By:  /s/ HAMED M. ABDOU
                                 ---------------------------------
                                   Hamed M. Abdou, Ph.D.
                                   President, Technical Operations

                               SCHEDULE 4.3(b)

                              LIST OF CELL LINES

[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]
[                   ]

                                 SCHEDULE 4.3(c)

                    LIST OF ENZYMES AND RELATED GENE MATERIALS

1)   Plasmid containing [                             ]

2)   Plasmids containing [                            ]

3)   Plasmids containing genes such as [                            ]












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